YP Corp. Announces First Quarter Results and Sees Increase in Customer Count

(Mesa , AZ ) - February 15, 2005

YP Corp. (OTCBB: YPNT), a leading provider of nationwide Internet Yellow Pages and related services, today reported its financial results for the fiscal quarter ended December 31, 2004.

Net revenue for the quarter ended December 31, 2004 was $6,190,155, a decrease of approximately 55.3% over net revenue of $13,839,967 for the same period in fiscal 2004. The decrease in revenue is primarily the result of the continued decrease in the average number of paying Internet Advertising Package™ (“IAP”) advertisers.

The operating loss for the quarter ending December 31, 2004 was $235,460 compared to operating income of $4,707,449 for the equivalent period in fiscal 2004. The operating loss narrowed from a reported loss of $530,000 in the fourth quarter of fiscal 2004. Operating margins decreased to approximately (3.80%) of net revenue in the quarter from approximately 34.01% in the equivalent quarter of fiscal 2004. The decrease in operating margins was primarily due to the revenue decline resulting from the decrease in paying advertisers.

The net loss before cumulative effect of accounting change and income taxes for the quarter ended December 31, 2004 was $68,146 a decrease of approximately 101% over $5,053,360 in the equivalent quarter in 2004. Pre-tax margins were approximately (1.10%) in the quarter compared to approximately 36.51% in the equivalent quarter of 2004, primarily due to decreases in operating margins.

Net income for the quarter ended December 31, 2004 was $49,072 or $0.0 per share on a diluted basis, a decrease of approximately 98.51% over net income of $3,284,685 or $0.07 per share on a diluted basis, in the equivalent quarter of 2004. Net margins were approximately 0.79% for the quarter ended December 31, 2004 versus 23.73% for the equivalent period in 2004.

As a result of the billing issues that began in the second half of fiscal 2004, the Company began to migrate a large number of its advertisers from direct billing on their local telephone bill to ACH billing, which automatically debits the advertisers’ checking accounts. While the Company believes that ACH billing is a more desirable billing method because it is less expensive, has a faster collection time, and presents minimal dilution, the process of converting advertisers from LEC billing to ACH has been time-consuming, labor-intensive, and has resulted in missed billings and customer cancellations.

While operating results for the first quarter were disappointing, the Company has made progress in resolving the billing issues that were primarily responsible for these results. During January of 2005, the paying customer count hit bottom and the Company was able to bill approximately 32,000 customers that have been un-billable for the past few months resulting in a solid increase in the Company’s paying customer base from December 31, 2004. At the same time as the Company was experiencing the significant decline in paying customers, the cash position increased to $6,155,684 from $3,576,529 at September 30, 2004 - a 72% increase.

Peter J. Bergmann, YP Corp.’s Chief Executive Officer, stated “We feel that we have seen the bottom of the slide as far as customer attrition is concerned. By opening new channels with which to bill customers, as well as our new marketing initiatives, we expect to see an increase in customer count levels. Little was done in terms of marketing in the first quarter because we needed to correct the billing issues.”

At December 31, 2004 the Company had approximately 95,000 paying IAP advertisers The Company was able to bill approximately 32,000 additional customers for service in January. We have also acquired 6,000 newly activated customers whom we expect to bill shortly.

“The ACH billing allows us to have a very healthy cash flow. This company is in an enviable cash position because of that,” added W. Chris Broquist, the Company’s Chief Financial Officer. “At the end of the quarter we had approximately $6.2 million dollars in the bank.” “With more billing options, strong marketing initiatives and cash in the bank, we believe the growth of last year can be emulated.”

About YP Corp.
YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package™ (“IAP”) that includes a Mini-WebPage™ and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company’s web site contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package™ (dial-up Internet access) and QuickSite™ (web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association (YPIMA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, AZ and Las Vegas, NV. For more information, visit the web site at www.YP.Com.

Forward-looking Disclaimer
This press release may include statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include, but are not limited to, (i)the Company’s belief that ACH billing is a more desirable billing method because it is less expensive, has a faster collection time, and presents minimal dilution; (ii) the Company’s assertion that customer attrition has reached its low level and its expectation that by opening new channels with which to bill customers, and implementing new marketing initiatives, the Company will see an increase in customer counts; and (iii) the Company’s belief that with more billing options, strong marketing initiatives and cash in the bank, the growth of last year can be emulated.

Factors that may affect forward-looking statements and the Company 's business generally include but are not limited to (i) the risk factors and cautionary statements made in the Company 's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004; and (ii) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

YP Corp. Contact
Roger Bedier
YP Corp Investor Relations
Phone 480-325-4339
rogerb@ypcorp.com